Exhibit 4.1
REGISTRATION RIGHTS AND TRANSFER RESTRICTION AGREEMENT
     This Registration Rights and Transfer Restriction Agreement (the “Agreement”) is made and entered into as of this 19th day of October, 2009 by and among Holly Energy Partners, L.P., a Delaware limited partnership (the “Company”), and Sinclair Tulsa Refining Company, a Wyoming corporation (the “Holder”).
     WHEREAS, Holder and affiliates of the Company have entered into an Asset Sale and Purchase Agreement dated as of October 19, 2009 (the “Purchase Agreement”) pursuant to which such affiliates will purchase certain pipelines, storage tanks, loading racks and related assets from Holder in exchange for, among other things, Common Units (such Common Units issued to Holder pursuant to the Purchase Agreement being the “Issued Units”);
     WHEREAS, Holder’s willingness to enter into the Purchase Agreement is conditioned upon the execution and delivery of this Agreement and such execution and delivery is expressly contemplated thereby.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:
     1. Certain Definitions.
          As used in this Agreement, the following terms shall have the following meanings:
          “Allowed Delay” has the meaning given to such term in Section 2(c)(ii).
          “Base Amount” means 8,900, as appropriately adjusted for any stock dividends, splits, combinations or reclassifications of the Common Units occurring after the date hereof.
          “Blackout Amount” means an amount equal to the aggregate Base Amount for all Trading Days during an Allowed Delay; provided, however, that such Blackout Amount shall be reduced (i) in accordance with the definition of Daily Trading Limit and (ii) by the amount of any block-trade of Common Units pursuant to Section 5(b)(ii).
          “Block-Trade Amount” means, with respect to an Allowed Delay, an amount equal to the lesser of (i) the aggregate Base Amount for all Trading Days during such Allowed Delay, or (ii) 25,000.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the applicable laws of, or are in fact closed in, the State of Texas.
          “Closing Date” has the meaning given to such term in the Purchase Agreement.
          “Common Units” means the Company’s common units, and any securities into which such common units may hereinafter be reclassified.

          “Daily Trading Limit” means, with respect to any Trading Day, the sum of (i) the Base Amount, and (ii) the Deferred Amount; provided, however, that in no event shall the Daily Trading Limit on any Trading Day exceed twice the Base Amount. For the purposes of calculating the Daily Trading Limit, any amounts sold on a Trading Day shall be credited first to the Base Amount for such Trading Day, second to the Ordinary Trading Deficit; and third to any remaining Blackout Amount.
          “Deferred Amount” means, with respect to any Trading Day, a number equal to (A)(i) the aggregate Base Amount for the ten (10) Trading Days immediately preceding such Trading Day (but, for the purposes of this part (A)(i), any Trading Days occurring during an Allowed Delay shall not be included), less (ii) the aggregate number of Common Units actually Transferred by the Holder during such ten (10) Trading Day period ((i) minus (ii) being the “Ordinary Trading Deficit”)), plus
          (B) the remaining Blackout Amount.
          “Effectiveness Period” has the meaning given to such term in Section 3(a).
          “Issued Units” has the meaning given to such term in the recitals.
          “Ordinary Trading Deficit” has the meaning given such term in the definition of the “Deferred Amount” in this Section 1.
          “Principal Market” means, with respect to the Common Units, the New York Stock Exchange, or if the Common Units are not traded on the New York Stock Exchange, then the principal securities exchange or trading market (including the over-the-counter market or any “bulletin-board” based market) for the Common Units.
          “Prospectus” means (i) the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and (ii) any “free writing prospectus” as defined in Rule 405 under the 1933 Act.
          “Register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.
          “Registrable Securities” means (i) the Common Units acquired by Holder pursuant to the Purchase Agreement and (ii) any other securities issued or issuable with respect to or in exchange for Registrable Securities; provided, however, that, a security shall cease to be a Registrable Security upon (A) sale pursuant to a Registration Statement or Rule 144 under the 1933 Act, or (B) such security becoming eligible for sale without restriction (including any restriction relating to the availability of current public information about the Company) by the Holder pursuant to Rule 144.
          “Registration Statement” means any registration statement of the Company filed under the 1933 Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.
          “Restricted Period” has the meaning set forth in Section 5(a).
          “SEC” means the U.S. Securities and Exchange Commission.
          “Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday during the Restricted Period other than a day on which securities are not traded on the Principal Market.
          “Transfer” means, with respect to the Common Units or any other security and subject to Section 7 of this Agreement, any offer, pledge, sale, entry into a contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan of, or other transfer or disposal of, directly or indirectly, such Common Units or other security or any portion of the economic consequences of the ownership of such Common Units or other security, whether any such transaction is to be settled by delivery of Common Units, cash or such other securities.
          “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     2. Registration.
          (a) Registration Statements. As soon as reasonably practicable following both (i) the execution and delivery of this Agreement and the Purchase Agreement, and (ii) satisfaction of the condition set forth in Section 7.2.7 of the Purchase Agreement, the Company shall prepare and file with the SEC one Registration Statement on Form S-3 (or, if the Company is not then eligible to use Form S-3 to register the resale of the Registrable Securities, on such form of registration statement as is then available to effect a registration for resale of the Registrable Securities), covering the resale of the Registrable Securities. Subject to any SEC comments, such Registration Statement shall include the plan of distribution attached hereto as Exhibit A; provided, however, that the Holder shall not be named as an “underwriter” in the Registration Statement without the Holder’s prior written consent. Such Registration Statement also shall cover, to the extent allowable under the 1933 Act and the rules promulgated thereunder (including Rule 416), such indeterminate number of additional Common Units resulting from stock splits, stock dividends or similar transactions with respect to the Registrable Securities. The Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided in accordance with Section 3(c) to the Holder and its counsel prior to its filing or other submission.
          (b) Expenses. The Company will pay all expenses associated with each registration, including filing and printing fees, the Company’s counsel and accounting fees and expenses, costs associated with clearing the Registrable Securities for sale under applicable state securities laws, listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the Registrable Securities being sold.
          (c) Effectiveness.
          (i) The Company shall use its commercially reasonable best efforts to have the Registration Statement declared effective as soon as reasonably practicable. The Company shall notify the Holder by facsimile or e-mail as promptly as practicable, and in any event, within twenty-four (24) hours, after any Registration Statement is declared effective and shall simultaneously provide the Holder with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.
          (ii) The Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section in the event that the Company determines in good faith that such suspension is necessary (A) in connection with regular earnings announcements (including any standing policies with respect to such earnings announcements), (B) to delay the disclosure of material non-public information concerning the Company, the disclosure of which at the time would be, in the good faith opinion of the Company, materially detrimental to the Company or (C) to amend or supplement the affected Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, however, that the Company shall promptly (a) notify the Holder in writing of the commencement of and the reasons for an Allowed Delay, but shall not (without the prior written consent of the Holder) disclose to the Holder any material non-public information giving rise to an Allowed Delay, and (b) advise the Holder in writing to cease all sales under the Registration Statement until the end of the Allowed Delay.
          (d) Rule 415; Cutback If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the 1933 Act or requires the Holder to be named as an “underwriter,” the Company shall use its commercially reasonable best efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that the Holder is not an “underwriter.” The Holder shall have the right to participate or have its counsel participate in any meetings or discussions with the SEC regarding the SEC’s position and to comment or have their counsel comment on any written submission made to the SEC with respect thereto. No such written submission shall be made to the SEC to which the Holder’s counsel reasonably objects. In the event that, despite the Company’s commercially reasonable best efforts and compliance with the terms of this Section 2(d), the SEC refuses to alter its position, the Company shall (i) remove from the Registration Statement such portion of the Registrable Securities (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Company shall not agree to name the Holder as an “underwriter” in such Registration Statement without the prior written consent of the Holder, and provided, further, that if the Company is required to take any of the actions set forth in clause (i) or (ii) above, it shall consult with the Holder and shall take such actions as are reasonably requested by the Holder so long as such requested actions are (A) in compliance with the requirements of the SEC, (B) do not require the Company or its affiliates to pay money or undertake or incur additional liability, and (C) are reasonably likely to avoid the treatment of the Holder as an underwriter.
     3. Company Obligations. The Company will use commercially reasonable best efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible:
          (a) use commercially reasonable best efforts to cause such Registration Statement to become effective and to remain continuously effective for a period that will terminate upon the earlier of (i) the date on which all Registrable Securities covered by such Registration Statement as amended from time to time, have been sold, and (ii) the date on which all Registrable Securities covered by such Registration Statement may be sold without restriction pursuant to Rule 144 (the “Effectiveness Period”) and advise the Holder in writing when the Effectiveness Period has expired;
          (b) subject to Section 2(c)(ii), prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement and the Prospectus as may be necessary to keep the Registration Statement effective for the Effectiveness Period and to comply with the provisions of the 1933 Act and the 1934 Act with respect to the distribution of all of the Registrable Securities covered thereby;
          (c) provide copies to and permit counsel designated by the Holder to review each Registration Statement and all amendments and supplements thereto no fewer than two (2) Business Days prior to their filing with the SEC;
          (d) furnish to the Holder and its legal counsel (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company (but not later than two (2) Business Days after the filing date, receipt date or sending date, as the case may be) one (1) copy of any Registration Statement and any amendment thereto, each preliminary prospectus and Prospectus and each amendment or supplement thereto, and each letter written by or on behalf of the Company to the SEC or the staff of the SEC, and each item of correspondence from the SEC or the staff of the SEC, in each case relating to such Registration Statement (other than any portion of any thereof which contains information for which the Company has sought confidential treatment), and (ii) such number of copies of a Prospectus, including a preliminary prospectus, and all amendments and supplements thereto and such other documents as the Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the Holder that are covered by the related Registration Statement;
          (e) use commercially reasonable best efforts to (i) prevent the issuance of any stop order or other suspension of effectiveness and, (ii) if such order is issued, obtain the withdrawal of any such order at the earliest possible moment;
          (f) prior to any public offering of Registrable Securities, use commercially reasonable best efforts to register or qualify or cooperate with the Holder and its counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions requested by the Holder and do any and all other commercially reasonable acts or things necessary or advisable to enable the distribution in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (i) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(f), (ii) subject itself to general taxation in any jurisdiction where it would not otherwise be so subject but for this Section 3(f), or (iii) file a general consent to service of process in any such jurisdiction;
          (g) use commercially reasonable best efforts to cause all Registrable Securities covered by a Registration Statement to be listed on each securities exchange, interdealer quotation system or other market on which similar securities issued by the Company are then listed;
          (h) promptly notify the Holder, at any time prior to the end of the Effectiveness Period, upon discovery that, or upon the happening of any event as a result of which, the Prospectus includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly prepare, file with the SEC and furnish to such Holder a supplement to or an amendment of such Prospectus as may be necessary so that such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing; and
          (i) otherwise use commercially reasonable best efforts to comply with all applicable rules and regulations of the SEC under the 1933 Act and the 1934 Act, including Rule 172 under the 1933 Act, file any final Prospectus, including any supplement or amendment thereof, with the SEC pursuant to Rule 424 under the 1933 Act, promptly inform the Holder in writing if, at any time during the Effectiveness Period, the Company does not satisfy the conditions specified in Rule 172 and, as a result thereof, the Holder is required to deliver a Prospectus in connection with any disposition of Registrable Securities and take such other actions as may be reasonably necessary to facilitate the registration of the Registrable Securities hereunder.

          (j) With a view to making available to the Holder the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Holder to sell Common Units to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) six months after such date as all of the Registrable Securities may be sold without restriction (including any restriction relating to the availability of current public information about the Company) by the holders thereof pursuant to Rule 144 or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the 1934 Act; and (iii) furnish to the Holder upon request, as long as the Holder owns any Registrable Securities, (A) a written statement by the Company that it has complied with the reporting requirements of the 1934 Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q (unless such reports are otherwise publicly available), and (C) such other information as may be reasonably requested to permit the Holder to sell such securities pursuant to Rule 144 without registration.
     4. Obligations of the Holder.
          (a) The Holder shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify the Holder of the information the Company requires from the Holder in connection with the filing of the Registration Statement. The Company shall not be obligated to register the Registrable Securities of the Holder unless and until the Holder provides such information.
          (b) The Holder, by its acceptance of the Registrable Securities, agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless the Holder has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement.
          (c) The Holder agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2(c)(ii) or (ii) the happening of an event pursuant to Section 3(h) hereof, the Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until the Holder is advised by the Company that such dispositions may again be made.
          (d) Holder covenants and agrees that it will comply with any applicable prospectus delivery requirements of the 1933 Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to a Registration Statement.

          (e) Holder covenants and agrees that it will notify the Company in writing promptly following a Transfer of Registrable Securities that results in the Holder no longer holding any Registrable Securities.
     5. Restrictions on Volume of Sales Following Registration.
          (a) Until the earlier of (i) the twenty-four (24) month anniversary of the Closing Date, or (ii) the first date upon which the Holder holds fewer than 76,000 Common Units (the “Restricted Period”), the Holder agrees that it will not, without the prior written consent of the Company (which consent may be withheld in the Company’s sole and absolute discretion), directly or indirectly, Transfer any of the Issued Units other than as provided in this Section 5.
          (b) Notwithstanding Section (a):
          (i) the Holder may Transfer in any Trading Day a number of Common Units equal to the Daily Trading Limit; and
          (ii) with respect to each Allowed Delay, the Holder may make a single block-trade of Common Units in an amount no greater than the Block-Trade Amount with respect to such Allowed Delay; provided, however, that the right of the Holder to make that single block-trade shall terminate immediately upon the commencement of the next succeeding Allowed Delay.
          (c) The Holder may Transfer Common Units on a day that is not a Trading Day, but for the purposes of determining the Holder’s compliance with this Section 5, such Common Units shall be deemed to have been Transferred on the next succeeding Trading Day.
          (d) The Holder agrees to provide reasonable assistance as requested by the Company to allow it to monitor the Holder’s compliance with the restrictions of this Section 5, including providing the Company with documentary evidence (such as brokers’ statements) of trading activities in the Common Units. In addition, the Holder agrees to hold all Issued Units in book-entry form with the Company’s transfer agent (or by such other reasonable method as required by the Holder’s lenders in connection with being granted the consent contemplated by Section 7.2.7 of the Purchase Agreement) until such time as they are Transferred in compliance with the restrictions of this Section 5.
     6. Indemnification.
          (a) Indemnification by the Company. The Company will indemnify and hold harmless the Holder and its officers, directors, members, employees and agents, successors and assigns, and each other person, if any, who controls the Holder within the meaning of the 1933 Act, against any losses, claims, damages, liabilities or expenses (including reasonable attorney’s fees), joint or several, to which they may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities or expenses (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof, or the omission or alleged omission to state a material fact required to be stated or necessary to make the statements therein misleading; (ii) any blue sky application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) the omission or alleged omission to state in a Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading; (iv) any violation by the Company or its agents of any rule or regulation promulgated under the 1933 Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; or (v) any failure to register or qualify the Registrable Securities included in any such Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on the Holder’s behalf and will reimburse the Holder, and each such officer, director, member, employee and agent, successors and assigns, and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Holder or any such controlling person in writing specifically for use in such Registration Statement or Prospectus.
          (b) Indemnification by the Holder. The Holder agrees, severally but not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders and each person who controls the Company (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expense (including reasonable attorneys’ fees) resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in the Registration Statement or Prospectus or preliminary Prospectus or amendment or supplement thereto or necessary to make the statements therein not misleading, to the extent, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by the Holder to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto. In no event shall the liability of Holder be greater in amount than the dollar amount of the proceeds (net of all expense paid by the Holder in connection with any claim relating to this Section 6, the amount of any damages the Holder has otherwise been required to pay by reason of such untrue statement or omission and any underwriting discounts and commissions) received by the Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.
          (c) Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any single proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.
          (d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) or (b), as applicable, is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a Holder of Registrable Securities be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such Holder in connection with any claim relating to this Section 6, the amount of any damages such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission and any underwriter discounts and commissions) received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.
     7. Pledge of Issued Units. For the purposes of this Agreement, a pledge of the Issued Units to an institutional lender shall not be a “Transfer” of such Issued Units as such term is defined herein, so long as, in connection and contemporaneously with such pledge such lender agrees in writing to be bound by all of the obligations and duties of the Holder set forth in this Agreement upon foreclosure or repossession of such Issued Units by such lender, including the restrictions set for in Section 5.
     8. Miscellaneous.
          (a) Termination. This Agreement will automatically terminate with no further obligation of any party hereto upon termination of the Purchase Agreement.
          (b) Amendments and Waivers. This Agreement may be amended only by a writing signed by the Company and the Holder. The Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the Holder.
          (c) Notices. All notices and other communications provided for or permitted hereunder shall be made as set forth in Section 11.5 of the Purchase Agreement.
          (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party; provided, however, that (i) the Holder may assign either this Agreement or all of its rights, interests or obligations hereunder (in whole, but not in part), without the prior written approval of the Company, to (A) one of its affiliates, but only to an affiliate to whom all of the Issued Units then held by the Holder are also contemporaneously transferred, or (B) to an institutional lender in connection with a pledge of the Issued Units, which pledge is made in conformity with the requirements of Section 7 so that such pledge does not constitute a “Transfer” hereunder, and (ii) the Company may assign its rights and delegate its duties hereunder to any surviving or successor entity in connection with a merger or consolidation or the Company with another entity, or a sale, transfer or other disposition of all or substantially all of the Company’s assets to another entity, without the prior written consent of the Holder. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies or obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
          (e) Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile, which shall be deemed an original.
          (f) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
          (g) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provisions hereof prohibited or unenforceable in any respect.
          (h) Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

          (i) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
          (j) Construction.
     (i) the word “or” will not be exclusive;
     (ii) inclusion of items in a list will not be deemed to exclude other terms of similar import;
     (iii) all parties will be considered to have drafted this Agreement together, with the benefit of counsel, and no provision will be strictly construed against any Person by reason of having drafted such provision;
     (iv) the word “include” and its correlatives means to include without limitation;
     (v) terms that imply gender will include all genders;
     (vi) defined terms will have their meanings in the plural and singular case;
     (vii) references to Sections, Articles, Annexes and Exhibits are to the Sections, Articles, Annexes and Exhibits to this Agreement;
     (viii) financial terms that are not otherwise defined have the meanings ascribed to them under United States generally accepted accounting principles as of the date of this Agreement;
     (ix) the use of “will” as an auxiliary will not be deemed to be a mere prediction of future occurrences; and
     (x) the headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.
          (k) Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The parties to this Agreement hereby consent to the jurisdiction of any state or federal court located within Salt Lake County, Utah and Dallas County, Texas and irrevocably agree that (1) all actions or proceedings arising out of or related to this Agreement initiated by the Company (or any affiliate thereof) shall be brought in Salt Lake County, Utah, and (2) all actions or proceedings arising out of or related to this Agreement initiated by the Holder (or any affiliate thereof) shall be brought in Dallas County, Texas. Each party to this Agreement waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby in connection with this Agreement. For the avoidance of doubt, the parties to this Agreement agree that, once an action or proceeding is brought in the above-required forum, the other party to the action or proceeding may bring any counterclaims in the same forum. Each party to this Agreement agrees that service upon it by registered mail shall constitute sufficient notice; provided that nothing herein shall affect the right to serve process in any other manner permitted by law.
          (l) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

HOLLY ENERGY PARTNERS, L.P.

By: HEP Logistics Holdings, L.P. its sole
general partner

By: Holly Logistic Services, L.L.C., its sole
general partner

By:	/s/ David G. Blair

Name:	David G. Blair

Title:	Senior Vice President

SINCLAIR TULSA REFINING COMPANY

By:	/s/ Ross B. Matthews

Name:	Ross B. Matthews

Title:	E.V.P.

Signature Page to HEP/Sinclair Registration Rights and Transfer Restriction Agreement

EXHIBIT A
PLAN OF DISTRIBUTION
     The common units offered by this prospectus may be sold from time to time to purchasers:
•	directly by the selling unitholder and its successors, which includes its donees, pledgees or transferees or its successors-in-interest, or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling unitholder or the purchasers of the common units. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
     The selling unitholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of common units to be made directly or through agents.
     The selling unitholder and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common units may be deemed to be “underwriters” within the meaning of the Securities Act. If the selling unitholder is a registered broker-dealer, it will be deemed to be an underwriter. If the selling unitholder is deemed to be an underwriter, any profits on the sale of the common units by the selling unitholder and any discounts, commissions or agent’s commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling unitholder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.
     The common units may be sold in one or more transactions at:
•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
     These sales may be effected in one or more transactions:
•	on any national securities exchange or quotation on which the common units may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options (including the issuance by the selling unitholder of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;
Exhibit A
HEP Registration Rights and Transfer Restriction Agreement

•	through the settlement of short sales; or
•	through any combination of the foregoing.
     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
     In connection with sales of the common units, the selling unitholder may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:
•	engage in short sales of the common units in the course of hedging their positions;

•	sell the common units short and deliver the common units to close out short positions;

•	loan or pledge the common units to broker-dealers or other financial institutions that in turn may sell the common units;

•	enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common units, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.
     To our knowledge, there are currently no plans, arrangements or understandings between the selling unitholder and any underwriter, broker-dealer or agent regarding the sale of the common units by the selling unitholder.
     Our common units are listed on the New York Stock Exchange under the symbol “HEP.”
     There can be no assurance that the selling unitholder will sell any or all of the common units under this prospectus. Further, we cannot assure you that the selling unitholder will not transfer, devise or gift the common units by other means not described in this prospectus. In addition, any common units covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common units covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common units may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common units may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
     The selling unitholder and any other person participating in the sale of the common units will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common units by the selling unitholder and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common units to engage in market-making activities with respect to the particular common units being distributed. This may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the common units.
     We entered into a Registration Rights and Transfer Restriction Agreement with the selling unitholder, pursuant to which:
Exhibit A
HEP Registration Rights and Transfer Restriction Agreement

•	we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions, in connection with the registration and sale of the common units covered by this prospectus, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions or transfer taxes relating to the sale of common units; and
•	the selling unitholder agreed that it would not transfer more than 8,900 common units in any trading day, which we refer to as the base amount, provided, however, that:
•	it may exceed the base amount in any trading day to make up for common units that it failed to sell up to the base amount in the 10 preceding trading days or that it failed to sell as a result of a black-out period imposed by us under the terms of the Registration Rights and Transfer Restriction Agreement (though it may not sell more than twice the base amount in any trading day to make up for these shortfalls); and
•	with respect to each black-out period imposed by us under the terms of the Registration Rights and Transfer Restriction Agreement, the selling unitholder may execute a single block-trade of a number of common units equal to the lesser of (i) the aggregate base amount for all trading days during such blackout period, or (ii) 25,000.
Exhibit A
HEP Registration Rights and Transfer Restriction Agreement